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                                                                   Exhibit 10.8


                                 PROMISSORY NOTE

$5,000,000.00                                             Boston, Massachusetts
                                                             September 27, 1996

     FOR VALUE RECEIVED, the undersigned Alkermes, Inc., a Pennsylvania corporation ("Alkermes") and Alkermes Controlled Therapeutics Inc. II, a Pennsylvania corporation and a wholly-owned subsidiary of Alkermes ("ACT II") (Alkermes and ACT II being hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower") hereby jointly and severally promise to pay to the order of FLEET NATIONAL BANK (the "Bank") the principal amount of Five Million and 00/100 ($5,000,000.00) Dollars ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder.

     Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month commencing on the first such date after the date of this note and continuing on the first day of each month thereafter and on the date of payment of this note in full, at the rate of 8.54% per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed). Overdue Principal shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under this note (but in no event in excess of the maximum rate permitted by then applicable law), compounded monthly and payable on demand. If the entire amount of any required Principal and/or interest is not paid within ten (10) days after the same is due, the Borrowers shall pay (and shall be jointly and severally obligated to pay) to the Bank a late fee equal to five percent (5%) of the required payment, provided that such late fee shall be reduced to three percent (3%) of any required Principal and interest that is not paid within fifteen (15) days of the date it is due if this note is secured by a mortgage on an owner-occupied residence of 1-4 units.

     Principal shall be repaid in fifty-nine (59) equal consecutive monthly installments (each in an amount equal to $83,333.33) commencing on November 1, 1996 and continuing on the first day of each month thereafter through and including September 1, 2001, plus a sixtieth (60th) and final payment due on October 1, 2001 in an amount equal to all then remaining Principal and all interest accrued but unpaid thereon. The Borrowers may at any time and from time to time prepay all or any portion of said Principal; provided that each such prepayment of Principal shall be accompanied by (i) payment of all interest under this note accrued but unpaid to the date of prepayment and (ii) the "Make-Whole Amount", if any, required by the provisions of Section 1.6 of that certain letter agreement of even date herewith (the "Letter Agreement") among the Bank, the Borrowers and Alkermes Controlled Therapeutics, Inc., a wholly-owned subsidiary of Alkermes. Any partial prepayment of Principal shall be applied against Principal installments (including the final installment of Principal) thereafter coming due, in inverse order of normal maturity.


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     Payments of both Principal and interest shall be made, in immediately available funds, at the office of the Bank located at 75 State Street, Boston, Massachusetts 02109, or at such other address as the Bank may from time to time designate.

     Each of the undersigned Borrowers irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of any Borrower hereunder or under the Letter Agreement. The Principal balance of this note, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of the unpaid principal amount of the term loan represented hereby.

     Each Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

     This note is secured, inter alia, by a Mortgage and Security Agreement of even date herewith (the "Mortgage") given by ACT II to the Bank and encumbering real estate in Wilmington, Clinton County, Ohio. This note is the "Ohio Term Note" referred to in the Mortgage and in the Letter Agreement and is entitled to benefits thereof. This note is subject to prepayment under the conditions set forth in the Letter Agreement, with the Make-Whole Amount, if any, required by the Letter Agreement consequent upon such prepayment. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement and/or in the Mortgage. This note is the joint and several obligation of each of the Borrowers.

     Executed, as an instrument under seal, as of the day and year first above written.


CORPORATE SEAL                                  ALKERMES, INC.

ATTEST:

                                                By /s/ Michael Landine
/s/ Patricia L. Allen                             -----------------------------
---------------------------                     Name: Michael Landine
Assistant Secretary                             Title: Senior VP and CFO


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CORPORATE SEAL                                  ALKERMES CONTROLLED
                                                 THERAPEUTICS INC. II

ATTEST:

                                                By /s/ Michael Landine
/s/ Patricia L. Allen                             -----------------------------
---------------------------                     Name: Michael Landine
Assistant Secretary                             Title: Vice President




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